Exhibit 5.1

O’Melveny & Myers LLP	T: +1 212 326 2000	File Number: 0505788-00006
Times Square Tower	F: +1 212 326 2061
New York, NY 10036	omm.com

February 16, 2024

Liberty Broadband Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112

Re:      Liberty Broadband Corporation Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Liberty Broadband Corporation, a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of the issuance by the Company of up to 5,380 shares (the “Securities”) of Series C common stock, par value $0.01 per share (the “Series C Common Stock”), of the Company issuable upon the exercise of certain stock options that were granted under the GCI Liberty, Inc. Transitional Stock Adjustment Plan (the “TSAP”) to Eligible Former Qurate Retail Directors (as defined below) in connection with the Combination (as defined below). Stock options to acquire Series A common stock, par value $0.01 per share, of GCI Liberty, Inc. (now known as Grizzly Merger Sub 1, LLC as successor by merger, “GCI Liberty”) were previously granted to the Eligible Former Qurate Retail Directors (the “split-off options”) in connection with the transactions pursuant to which Qurate Retail, Inc. (“Qurate Retail”) acquired a controlling equity interest in GCI Liberty's predecessor, which controlling equity interest in GCI Liberty's predecessor was then split-off. Subsequently, in connection with the Company’s acquisition of GCI Liberty (the “Combination”), the split-off options were exchanged for new stock options to acquire shares of Series C Common Stock granted under the TSAP. “Eligible Former Qurate Retail Directors” refer to individuals who were directors of Qurate Retail as of 6:01 p.m., Eastern Standard Time, on December 18, 2020, who had previously received the split-off options in connection with the transactions pursuant to which Qurate Retail acquired a controlling equity interest in GCI Liberty's predecessor, which controlling equity interest in GCI Liberty's predecessor was then split-off.

In our capacity as counsel, we have examined originals or copies of those corporate and other records and documents as we considered appropriate including, without limitation:

(i)	the Registration Statement;

(ii)	the Restated Certificate of Incorporation of the Company as in effect on the date hereof;

Austin • Century City • Dallas • Los Angeles • Newport Beach • New York • San Francisco • Silicon Valley • Washington, DC

Beijing • Brussels • Hong Kong • London • Seoul • Shanghai • Singapore • Tokyo

(iii)	the Amended and Restated Bylaws of the Company as in effect on the date hereof;

(iv)	the Certificate of Designations of Series A Cumulative Redeemable Preferred Stock of the Company as in effect on the date hereof;

(v)	the TSAP; and

(vi)	certain resolutions adopted by the Board of Directors (or any duly authorized committee thereof) of the Company, relating to the registration of the issuance and sale of the Securities and related matters.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company. In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.

In connection with each of the opinions expressed below, we have assumed that, at or prior to the time of delivery of any Security, (i) the effectiveness of the Registration Statement has not been terminated or rescinded, (ii) all Securities will be issued and sold in the manner contemplated by the Registration Statement, (iii) there has not occurred any change in law affecting the validity or enforceability of such Security and (iv) at the time of issuance of the Securities under the TSAP, the Company will continue to have sufficient authorized and unissued shares of Series C Common Stock reserved for issuance thereunder. We have also assumed that neither the issuance and delivery of such Security, nor the compliance by the Company with the terms of such Security, will violate any applicable law or public policy or result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the Securities have been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Securities in accordance with the TSAP as described in the prospectus forming a part of the Registration Statement, such Securities will be validly issued, fully paid and nonassessable.

The law covered by this opinion is limited to the current General Corporation Law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus included in the Registration Statement, other than as expressly stated herein with respect to the Securities.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. This opinion speaks only as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.

Respectfully submitted,

/s/ O'Melveny & Myers LLP